As filed with the Securities and Exchange Commission on August 14, 2006

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INVISA, INC.
(Exact name of registrant as specified in its charter)

Nevada	65-1005398
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
6935 15th Street East Suite 120
Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Invisa, Inc. Business Consulting Agreement

(Full title of the plans)

Edmund King
Chief Financial Officer
6935 15th Street East Suite 120 Sarasota, Florida, 34243	Copy to:
Samuel S. Duffey
(941) 366-9361	Duffey and Dolan, PA
8771 Grey Oaks Ave.
(Name, address, including zip code, and telephone number,	Sarasota, Florida 34236
including area code, of agent for service)	(941) 918-1251

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,
$.001 par value	681,800 shares	$0.15	$102,270	$10.94

1.     The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plans described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

2.     Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Bulletin Board Market on August 2, 2006 pursuant to Rules 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to persons to whom the information is required to be given as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

        The following documents have been previously filed by Invisa, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference:

            (a)     The Registrant’s Form 10-KSB Annual Report dated April 17, 2005 (Commission file number 000-50081) filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and any and all amendments or reports filed therein.

            (b)     The description of the Company’s Common Stock set forth in Registrant’s Form 10-KSB Annual Report dated April 17, 2005 (Commission file number 000-50081) filed with the Commission and any amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.      Description of Securities.

        Not applicable.

Item 5.      Interests of Named Experts and Counsel.

        Not applicable.

Item 6.      Indemnification of Directors and Officers.

                The Registrant has adopted provisions in its articles of incorporation and bylaws providing that its directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by law. Additionally, the Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Registrant’s articles or incorporation or bylaws permit such indemnification. The Registrant has obtained such insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        There is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or other agents as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7.      Exemption from Registration Claimed.

        Not applicable.

Item 8.      Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4.1)	Business Consulting Agreement

(5)	Opinion of Counsel regarding legality of common stock.

(23.1)	Consent of Aidman, Piser & Company, P.A.

(23.3)	Consent of Counsel as legal counsel (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

Item 9.      Undertakings.

        1.     The undersigned Registrant hereby undertakes:

            (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

                (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

            (b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, and State of Florida, on this 14th day of August, 2006.

INVISA, INC.
By: /s/ Carl Parks
Carl Parks
President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Carl Parks and Edmund King, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Carl Parks	President and Chief Operation Officer	August 14, 2006
Carl Parks
/s/ Edmund King	Director and Chief Financial Officer	August 14, 2006
Edmund King
/s/ Gregory J. Newell	Director	August 14, 2006
Gregory J. Newell
/s/ John E. Scates	Director	August 14, 2006
John E. Scates
/s/ Stephen A. Michael	Director	August 14,2006
Stephen A. Michael

EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)	Invisa, Inc. Business Consulting Agreement dated August 14, 2006

(5)	Opinion of Counsel regarding legality of common stock.

(23.1)	Consent of Aidman, Piser & Company, P.A.

(23.3)	Consent of _Counsel as legal counsel (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).